                                                                      Exhibit 11

                        CALIFORNIA CULINARY ACADEMY, INC.
                       STATEMENT  RE:  EARNINGS PER SHARE

                                                                Year Ended June 30
                                                                ------------------
                                                         1996                        1995
                                                         ----                        ----
                                                Primary    Fully Diluted     Primary   Fully Diluted
                                              -----------  -------------  -----------  -------------
Net earnings (loss)                            $(999,000)    $(999,000)      $151,000      $151,000
                                              -----------   -----------   -----------   -----------
Weighted average common shares outstanding:
Common shares                                   3,114,732     3,114,732     3,095,000     3,095,000

Common equivalent shares:
Stock options and warrants *                                                  183,829       183,829
                                              -----------   -----------   -----------   -----------
Weighted average common and common
equivalent shares outstanding                   3,114,732     3,114,732     3,278,829     3,278,829
                                              -----------   -----------   -----------   -----------
                                              -----------   -----------   -----------   -----------
Earnings (loss) per share                        $(0.32)      $(0.32)         $0.05         $0.05
                                              -----------   -----------   -----------   -----------
                                              -----------   -----------   -----------   -----------


* For the year ended June 30, 1996 all common stock equivalents were anti-dilutive.